Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

June 30, 2017

Shareholders, Clients and Team Members:

I am pleased to inform you that your Company reported positive results for the first half of 2017.  In addition to reporting pre-tax income of approximately $3.3 million, the Company reported increases in interest income, non-interest income, loans, deposits, and total assets as compared to the same period in 2016. The Company also reported that the Board of Directors declared a $0.12 per common share dividend payable September 15, 2017 to shareholders of record at the close of business on August 31, 2017.

In the first quarter we announced that your Company had signed a definitive merger agreement under which we agreed to acquire all of the stock of Benchmark Bancorp, Inc. in an all-cash transaction.  Your team continues to work diligently to close the transaction, which is expected to be completed in the third quarter of 2017.  This acquisition is not only expected to give your Company immediate asset growth and income accretion, but will also give your Company a larger geographic presence in Ohio’s fastest growing region.

We continue to work to manage your investment through several capital management strategies. Those strategies include increasing earning assets through organic growth and acquisition, share repurchasing, improving the net margin of our assets, and balancing those with a regular payment of dividends.  I am also pleased to report that in 2017 the Company’s shares have been regularly trading at increased price levels, reaching as high as $23.50 during June 2017.

The continued success of your Company is the undeniable result of the ongoing efforts of the Company’s dedicated team members and Board of Directors in implementing our Strategic Plan.  Their efforts and our strong corporate values of respect for and accountability to our shareholders, clients, colleagues, and communities are the foundation for the continued success of your Company.

As always, we greatly appreciate your continued support and the trust you have placed in us.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Six months ended June 30, 2017	Six months ended June 30, 2016
(dollars in thousands, except per share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 11,388	$ 10,548
Interest expense	1,259	1,071
Net interest income	10,129	9,477
Credit for loan and lease losses	(350)	(700)
Net interest income after credit for loan and lease losses	10,479	10,177
Non-interest income	2,385	2,181
Non-interest expenses	9,522	8,917
Income before income taxes	3,342	3,441
Provision for income taxes	763	798
Net income	$ 2,579	$ 2,643

Average common shares outstanding (basic)	3,267,020	3,299,064

PER COMMON SHARE
Net income	$ 0.79	$ 0.80
Book value	$23.13	$22.85
Tangible book value	$19.83	$19.54
Closing price	$22.30	$17.80

FINANCIAL RATIOS
Return on average assets	0.81%	0.86%
Return on average equity	6.97%	7.21%
Net interest margin	3.62%	3.51%
Efficiency ratio	73.89%	74.50%
Loans to deposits	71.53%	70.27%
Allowance for loan and lease losses to loans	0.74%	0.94%
PERIOD END BALANCES
	As of June 30, 2017	As of June 30, 2016
Assets	$636,678	$618,053
Loans and leases, gross	$384,311	$359,773
Deposits	$537,303	$511,961
Shareholders' equity	$ 75,557	$ 75,332

Common shares outstanding	3,267,049	3,296,745

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt – Vice Chairman

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Daniel J. Lucke – Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

H.Edward Rigel

Anthony M.V. Eramo

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211